CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT, dated as of January 31, 2008 (this “Agreement”), by and between New Motion, Inc., a Delaware corporation (“New Motion” or the “Company”) with its offices at 42 Corporate Park, Suite 250, Irvine, CA 92606 and Jeffrey Schwartz., an individual residing at 6 Glen Eagles Court, New City, NY 10956 (“Consultant”). The parties to the Agreement are sometimes referred to collectively as the “Parties” or simply as a “Party.”

WITNESSETH:

WHEREAS, the Company and NM Merger Sub, a Delaware corporation and Traffix, Inc., a Delaware corporation (“Traffix”) are parties to that certain Agreement and Plan of Merger, dated as of September 26, 2007 (the “Merger Agreement”);

WHEREAS, it is a condition to the Merger contemplated by the Merger Agreement (the “Merger”) that Consultant terminate his employment as Chairman and Chief Executive Officer of Traffix and thereafter provide consulting services to the Company; and

WHEREAS, Consultant is willing to act as a consultant to the Company and Company wishes to retain Consultant to perform consulting services for the Company, all on the terms set forth herein.

NOW, THEREFORE, in consideration of the foregoing, and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Consultant hereby agree as follows:

1. Effective Date. This Agreement shall become effective at the Effective Time of the Merger under the Merger Agreement. Prior to the Effective time, none of the parties hereto shall have any rights or obligations hereunder. The date on which this Agreement becomes effective shall be referred to herein as the “Effective Date”.

2. Term. The term of this Agreement (the “Term”) shall end on the second anniversary of the Effective Date, unless sooner terminated pursuant to the terms hereof. The date on which the Term ends (or the date on which Consultant’s retention hereunder is terminated) is sometimes referred to as the “Termination Date”.

3. Consulting Services. During the Term, Consultant hereby agrees to consult with Burton Katz, the Chief Executive Officer of the Company (or any successors) and any other executive officers of the Company reasonably designated by the Chief Executive Officer regarding the general strategic direction of the Company and the marketing and development of the Company’s products and services. Consultant agrees to devote up to three (3) business days per week or up to twelve (12) business days per month to the performance of said consulting services. The precise schedule for the performance of consulting services hereunder shall be developed from to time by the Company giving reasonable regard to Consultant’s schedule, and subject to Consultant’s reasonable approval. Consultant shall perform said consulting services from such locations as the Company and Consultant shall reasonably agree.

4. Consulting Fee. Company shall pay to Consultant during the Term a consulting fee of $200,000.00 per annum (the “Base Fee”), such Base Fee to be paid in arrears in substantially equal installments no less often than twice per month during the Term.

5. Benefits. Company shall provide Consultant with the same benefits he enjoyed as Chairman and CEO of Traffix, including a non-accountable monthly allowance for business expenses (of up to $1,000 per month), automobile allowance (up to $2,000 per month, including all insurance and maintenance costs), reimbursement for professional fees for legal and accounting fees and tax planning of $10,000 per year, and reimbursement of fees for maintenance of American Express black credit card. Company shall reimburse Consultant during the Term (up to $10,000 per annum) for the cost of maintaining health and dental insurance substantially equivalent to the coverage he enjoyed as Chairman and CEO of Traffix.

6. Expenses. In accordance with the Company’s established practices applicable to its most senior executives, Company shall pay directly, or advance funds to Consultant or reimburse Consultant for, all expenses reasonably and actually incurred by him in connection with the performance of his consulting services hereunder in excess of the monthly expense allowance specified under Section 5 hereof.

7. Independent Contractor. Consultant agrees and understands that under this Agreement he is an independent contractor and not an employee, partner, or joint venturer of Company. Company will not pay, or withhold, any federal, state, local, city or other payroll or employment taxes, including, but not limited to, FICA, state and federal income taxes, state disability insurance taxes, or state unemployment insurance taxes relating to income received by Consultant from Company pursuant to this Agreement. The Consultant shall be liable for his own debts, obligations, acts and omissions and agrees to indemnify and hold the Company harmless against any claim related to any such taxes made by any such governmental authority.

8. Proprietary Information and Restrictive Covenants; Termination Agreement. As a condition to the obligations of the Company hereunder, concurrently with the execution and delivery of this Agreement, Consultant is hereby executing and delivering to the Company the Non-Competition, Non-Solicitation and Confidentiality Agreement in the form attached hereto as Exhibit A (the “Non-Competition Agreement”) and the Termination of Employment Agreement and General Release attached hereto as Exhibit B (the “Termination Agreement”).

9. Termination Upon Death or Disability. Consultant’s retention as a consultant hereunder shall terminate automatically upon his death. In the event that Consultant is unable to perform his material duties hereunder by reason of any disability or incapacity (due to any physical or mental injury, infirmity, incapacity, illness or defect) for an aggregate of 120 days in any consecutive 12-month period, Company shall have the right to terminate Consultant’s retention as a consultant hereunder within 60 days after the 120th day of his disability or incapacity by giving Consultant notice to such effect at least 30 days prior to the date of termination set forth in such notice, and on such date such retention shall terminate.

10. Termination for Cause by Company.

(a) In addition to any other rights or remedies provided by law or in this Agreement, the Company may terminate Consultant’s retention as a consultant for “cause” under this Agreement if:

(i) Consultant is indicted for, convicted of, or enters a plea of guilty or nolo contendere (which plea is not withdrawn prior to its approval by the court) to (x) a felony or crime involving moral turpitude, or (y) any other acts involving the matters identified in clauses (1) through (3) of paragraph (ii) below; or

(ii) the Company’s Board of Directors (“Board”) determines, after due inquiry, that Consultant has:

(1)	committed fraud against, or embezzled or misappropriated funds or other assets of, Company or any Affiliate (as defined below) thereof; or

(2)	committed any other act or omission involving dishonesty or fraud with respect to the Company or any Affiliate thereof;

(3)
violated, or caused Company or any Affiliate or any of their officers, employees or other agents, or any other person to violate, any material law, regulation or ordinance, which violation has or would reasonably be expected to have a significant detrimental effect on Company or its Affiliates, or any material rule, regulation, policy or practice established by the Board and communicated to Consultant, which violation has or would reasonably be expected to have a significant detrimental effect on Company or its Affiliates;

(iii) the Consultant’s willful misconduct or gross negligence with respect to the Company or any Affiliate thereof;

(iv) repeated failure of the Consultant to follow established reasonable and lawful directions of the Company; or

(v) any violation or breach of this Agreement, the Non-Competition Agreement or any established Company policy, procedure or guideline;

provided, however, that the Consultant’s violation or breach of paragraphs (ii), (iii), (iv) or (v) shall not constitute Cause if such violation or breach is remedied or cured, if capable of remedy or cure, within five days after receipt of written notice from the Company specifying the violation or breach, except that no such cure period shall apply if facts exist that give Company a right of termination for Cause on more than two occasions in any 12 month period during the Term.

(b) Company may effect such termination for cause under Section 10(a) of this Agreement by giving Consultant written notice to such effect, setting forth in reasonable detail the factual basis for such termination before the date of termination set forth therein; provided, however, that in the case of any termination under paragraphs (iii), (iv) or (v) of Section 10(a), such written notice shall be given at least ten (10) days prior to the date of termination set forth therein.

(c) For the purposes of this Agreement, (i) the term “Affiliate” of a Person means another Person directly or indirectly controlling, controlled by, or under common control with, such Person; for this purpose, “control” of a Person means the power (whether or not exercised) to direct the policies, operations or activities of such Person by virtue of the ownership of, or right to vote or direct the manner of voting of, securities of such Person, or pursuant to agreement or law or otherwise; and (ii) the term “Person” includes without limitation a natural person, corporation, joint stock company, limited liability company, partnership, joint venture, association, trust, governmental authority, or any group of the foregoing acting in concert.

11. Termination by Consultant for Good Reason.

(a) In addition to any other rights or remedies provided by law or in this Agreement, Consultant may terminate his retention as a consultant under this Agreement for “good reason” if:

(i) Company violates, or fails to perform or satisfy any material covenant, condition or obligation required to be performed or satisfied by it hereunder, including without limitation, making payments in accordance with Sections 4, 5 and 6 of this Agreement; or

(ii) without Consultant’s express written consent, Company requires services that are not consistent with Consultant’s former position as Chairman and Chief Executive Officer of Traffix.

(b) Consultant shall give Company notice of termination for good reason, setting forth in reasonable detail the factual basis for such termination, at least ten (10) days prior to the date of termination set forth therein; provided however, that Company may avoid such termination if it, prior to the date of termination set forth in such notice, cures the factual basis for termination set forth therein, except that no such cure period shall apply if facts exist that give Consultant a right to give notice of termination on more than two occasions in any 12 month period during the Term.

12. Voluntary Termination. Notwithstanding anything to the contrary contained hereinabove, Company shall be entitled to terminate this Agreement without restriction at any time upon written notice to Consultant, and Consultant shall be entitled to terminate this Agreement without restriction upon sixty (60) day written notice to the Company.

13. Consequences of Termination.

(a) Upon termination of Consultant’s retention as a consultant under this Agreement for any reason, except for any termination under Section 9 and except for any termination by Consultant pursuant to Section 12 hereof, Consultant shall be entitled to receive any compensation or other amounts due to him pursuant to Sections 4, 5 and 6 in respect of his retention prior to the Termination Date, and from and after the Termination Date, except as otherwise provided in Sections 13(b) of this Agreement, the Company shall have no further obligation to Employee hereunder.

(b) If Company terminates Consultant’s retention as a consultant under this Agreement other than upon his disability or incapacity pursuant to Section 9 and other than for “cause” pursuant to Section 10, subject to the terms hereof and Consultant’s compliance with the obligations set forth in the Non-Competition Agreement, the Company shall pay to Consultant the amounts payable to Consultant under Sections 4 and 6 (in accordance with the payment schedule set forth in Sections 4 and 6, as applicable) and provide him with the benefits and perquisites to be provided under Section 5 of this Agreement during the period from the Termination Date until the second anniversary of the Effective Date.

(c) The amounts payable pursuant to Section 13(b) shall only be payable if the Consultant delivers to the Company and does not revoke a general release of all claims in a form substantially the same as that made by Consultant in the Termination Agreement.

14. Limitation of Authority. Except as expressly provided herein, no provision hereof shall be deemed to authorize or empower either party hereto to act on behalf of, obligate or bind the other party hereto.

15. Notices. Any Notice or demand required or permitted to be given or made hereunder to or upon any party hereto shall be deemed to have been duly given or made for all purposes if (a) in writing and sent by (i) messenger or an overnight courier service against receipt, or (ii) certified or registered mail, postage paid, return receipt requested, or (b) sent by telegram, telecopy (confirmed orally), telex or similar electronic means, provided that a written copy thereof is sent on the same day by postage-paid first-class mail, to such party at their respective addresses first set forth above or to such other address as any party hereto may at any time, or from time to time, direct by notice given to the other parties in accordance with this Section. Except as otherwise expressly provided herein, the date of giving or making of any such notice or demand shall be, in the case of clause (a) (i) of this Section 14, the date of the receipt; in the case of clause (a) (ii) of this Section 14, three Business Days after such notice or demand is sent; and, in the case of clause (b) of this Section 14, the Business Day next following the date such notice or demand is sent.

16. Amendment. Except as otherwise provided herein, no amendment of this Agreement shall be valid or effective, unless in writing and signed by or on behalf of the parties hereto.

17. Waiver. No course of dealing or omission or delay on the part of either party hereto in asserting or exercising any right hereunder shall constitute or operate as a waiver of any such right. No waiver of any provision hereof shall be effective, unless in writing and signed by or on behalf of the party to be charged therewith. No waiver shall be deemed a continuing waiver or waiver in respect of any other or subsequent breach or default, unless expressly so stated in writing.

18. Mitigation. Consultant shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking any other employment, consulting engagement or otherwise.

19. Governing Law. This Agreement shall be governed by, and interpreted and enforced in accordance with, the laws of the State of New York without regard to principles of choice of law or conflict of laws. Each party to this Agreement submits to the jurisdiction of the courts of the State of New York, located in New York County, New York, and to the jurisdiction of the United States District Court for the Southern District of New York, with respect to any matter arising out of this Agreement, waives any objection to venue in the County of New York, State of New York, or such District, and agrees that service of any summons, complaint, Notice or other process relating to such proceeding may be effected in the manner provided by Section 14 of this Agreement.

20. Indemnification. In addition to any rights that Consultant may have under the Company’s certificate of incorporation or under any liability insurance policy maintained by the Company with respect to the indemnification of Consultant, the Company hereby agrees to indemnify and hold harmless the Consultant from and against any and all damages, claims, liabilities, expenses and losses incurred or initiated by any third party and arising from the performance of services by Consultant under and in accordance with this Agreement.

21. Code Section 409A.

(a) This Agreement is intended to satisfy the requirements of Section 409A(a)(2), (3) and (4) of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder (collectively, the “Code”), including current and future guidance and regulations interpreting such provisions. To the extent that any provision of this Agreement fails to satisfy those requirements, the provision shall automatically be modified in a manner that, in the good-faith opinion of the Company, brings the provisions into compliance with those requirements while preserving as closely as possible the original intent of the provision. In particular, and without limiting the preceding sentence, if Consultant is a “specified employee” under Section 409A(a)(2)(B)(i) of the Code, then any payment under this Agreement that is treated as deferred compensation under Section 409A of the Code shall be delayed until the date which is six months after the date of separation from service (without interest or earnings).

(b) If any payments made to Consultant under this Agreement constitute “nonqualified deferred compensation” under Section 409A of the Code, such payments will be grossed up to make Consultant whole for any tax, penalty or other assessment imposed by reason of such payments under Section 409A of the Code.

22. Severability. The provisions hereof are severable and in the event that any provision of this Agreement shall be determined to be invalid or unenforceable in any respect by a court of competent jurisdiction, the remaining provisions hereof shall not be affected, but shall, subject to the discretion of such court, remain in full force and effect, and any invalid or unenforceable provision shall be deemed, without further action on the part of the parties hereto, amended and limited to the extent necessary to render the same valid and enforceable.

23. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original and which together shall constitute one and the same agreement.

24. Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. This Agreement is not intended, and shall not be deemed, to create or confer any right or interest for the benefit of anyone not a party hereto.

25. Assignment. Consultant shall not assign Consultant’s obligations under this Agreement, and any purported assignment without such consent shall be void and without effect.

26. Titles and Captions. The titles and captions of the Articles and Sections of this Agreement are for convenience of reference only and do not in any way define or interpret the intent of the parties or modify or otherwise affect any of the provisions hereof.

27. No Presumptions. Each party hereto acknowledges that it has had an opportunity to consult with counsel and has participated in the preparation of this Agreement. No party hereto is entitled to any presumption with respect to the interpretation of any provision hereof or the resolution of any alleged ambiguity herein based on any claim that the other party hereto drafted or controlled the drafting of this Agreement.

28. Entire Agreement. This Agreement embodies the entire agreement of the parties hereto with respect to the subject matter hereof and supersedes all prior agreements, commitments or arrangements relating thereto.

(Signature page follows)

IN WITNESS WHEREOF, the undersigned have duly executed this Agreement as of the day and year first above written.

NEW MOTION, INC.

By:
Name:
Title:

Jeffrey Schwartz